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EXHIBIT (a)(1)(iii)

November 5, 2002

Dear IDT Employees:

        Pursuant to Gregory S. Lang's announcement earlier today, attached are copies of the Offer to Exchange Certain Outstanding Options and Election Concerning Exchange of Stock Options form, additional communications regarding the program, as well as summaries of your option grants as of the exchange date. Read the information provided and, as advised in the announcement, carefully consider your decision. If you wish to participate in this program, your Election Concerning Exchange of Stock Options form must be received by the Stock Administration Department in the Santa Clara office no later than 9:00 a.m. Pacific Time on December 6, 2002, unless this offer is extended.

        If you have further questions after reading the Offer to Exchange Certain Outstanding Options and the Election Concerning Exchange of Stock Options form, you are invited to send your questions to Mika Murakami, Treasurer at (408) 654-6685, or me at (408) 654-6618.

Sincerely,

Dorene Hayes Stock Administrator

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  EXHIBIT (a)(1)(iii)